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                                                                 EXHIBIT 10.13.2


                       REASSIGNMENT AGREEMENT AND RELEASE

         THIS Reassignment Agreement and Release (the "Agreement") dated August 3, 1999, is hereby made by and between John R. Macso ("Mr. Macso"), and FirstMerit Corporation, its subsidiaries and affiliates ("FirstMerit" or "Employer").

                                   WITNESSETH:

         WHEREAS, Mr. Macso is now and has been employed by FirstMerit Corporation as the President, Services Division and Chief Technology Officer, and is a director of FirstMerit Bank, N.A.; and

         WHEREAS, FirstMerit Corporation is an Ohio Corporation and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; and

         WHEREAS, Mr. Macso has agreed to voluntarily relinquish his current position and become reassigned as Chairman of Mobile Consultants Inc. ("MCI"), effective February 1, 2000; and

         WHEREAS, Mr. Macso acknowledges that he has been paid all wages, incentives, bonuses, vacation pay, and other benefits owed to him in consideration of and as compensation for his services as an employee earned prior to the Effective Date of this Agreement; and

         WHEREAS, Mr. Macso has various rights pursuant to federal, state and local laws including, but not limited to, rights and claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, ET SEQ.; and

         WHEREAS, the Employer denies any and all liability whatsoever to Mr. Macso and make no concessions as to the validity of any claims or disputes which Mr. Macso may claim to have; and

         WHEREAS, Mr. Macso and the Employer desire to resolve fully and finally any and all claims and/or disputes arising from or relating to Mr. Macso's employment by the Employer and the modifications to Mr. Macso's employment relationship with the Employer, the reassignment, and Mr. Macso's relationship with the Employer in an amicable manner without the difficulties and expenses involved in litigation.

         NOW, THEREFORE, in consideration of the premises and promises contained herein, Mr. Macso and the Employer agree as follows:

                  1. CONSIDERATION: In consideration of the promises contained in this Agreement, Employer and Mr. Macso agree to the following:


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                  (a)      FirstMerit and Mr. Macso agree to enter into an
                           Employment Agreement ("Employment Agreement") as attached hereto as Exhibit "A."

                  (b) The Employer will pay Mr. Macso the sum of One Thousand Dollars ($1,000.00)(less legal deductions) upon the Effective Date.

                  (c) Mr. Macso acknowledges that, except as expressly set forth herein and in the Employment Agreement, he is not otherwise entitled to the payment set forth in subsection (b) above (the "Payment") pursuant to the employment relationship, policies, or practices, and the Payment is being provided solely in exchange for his promises contained in this Agreement. Mr. Macso further acknowledges that he is not entitled to any additional severance pay under the terms of any FirstMerit agreement, policy, practice or plan.

         2. RELEASE: In consideration of receipt of the benefits set forth above, Mr. Macso does hereby fully and forever surrender, release, acquit and discharge the Employer, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them, of and from any and all claims, charges, actions, causes of action, demands, rights, damages, debts, contracts, claims for costs or attorneys' fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Macso's employment with the Employer, Mr. Macso's relationship with the Employer and/or the modification of Mr. Macso's employment relationship and any and all claims which were or could have been asserted in any Charge, Complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Macso specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Employer of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination on the basis of age, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights of 1964, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Employer acknowledges that Mr. Macso does not release herein any rights or claims which may arise after the Effective Date of this Agreement nor any rights he may have regarding the enforcement of this Agreement.


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         3. WAIVER OF RIGHT TO SUE. Mr. Macso further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Employer, involving any matter occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement, or involving and based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement.

         4. NO ASSIGNMENT OF CLAIMS. As further consideration for the Payment and release, Mr. Macso represents and warrants that he has not assigned or sold, or in any way disposed of his claims hereby released, or any part thereof, to anyone and that he will save and hold harmless the Employer of and from any claims, actions, causes of action, demands, rights, damages, costs and expenses, including reasonable attorneys' fees, arising from a complete or partial assignment of the claims hereby released.

         5. REASSIGNMENT AND RETIREMENT. Mr. Macso shall be reassigned from his position as President, Services Division and Chief Technology Officer, effective February 1, 2000, and FirstMerit and Mr. Macso have mutually agreed that Mr. Macso's retirement will be effective on February 1, 2002. Mr. Macso shall execute an Employment Agreement in a form substantially similar to that attached as Exhibit "A." Further, on or before January 31, 2000, Mr. Macso shall voluntarily resign his position as a director of FirstMerit Bank, N.A.

         6. WAIVER OF REINSTATEMENT. As further consideration for this Agreement and the Payment subsequent to retirement Mr. Macso forever waives any claim of reinstatement of future employment with the Employer or any of its subsidiaries or affiliates, and agrees that he will not seek employment with the Employer or any subsidiaries or affiliates.

         7. PAST COMPENSATION - FUTURE BENEFITS. Except as specifically set forth below, Mr. Macso represents and covenants that he has received all compensation, wages, incentives, and benefits earned by him prior to the Effective Date in consideration of and as compensation for his services as an employee including but not limited to any and all vacation pay, bonuses, and severance pay. Notwithstanding the foregoing, Mr. Macso is eligible to participate in the 1999 Individual Incentive Plan which will be paid, if earned, during the first quarter of the year 2000. Further, the parties agree that Mr. Macso is entitled to certain retirement benefits. The actual retirement benefits are governed by plan documents and a Supplemental Pension Agreement dated June 10, 1991 ("SERP Agreement"). Additionally, the parties agree that such benefits shall be provided to Mr. Macso in accordance with plan provisions, as may be amended from time to time.

         8. STOCK OPTIONS. Mr. Macso has been granted certain unvested stock options ("Unvested Options") pursuant to the Stock Option Agreement dated August 3, 1999. (Exhibit "B") Mr. Macso and FirstMerit agree that of the Unvested Options granted on

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         February 18, 1999, 16,000 shares will vest on February 18, 2000, and
         16,000 shares will vest on February 18, 2001. An additional 16,000 shares of Unvested Options (the "Final Third") will vest on February 18, 2002 if, and only if, MCI achieves a target net operating income ("NOI") as determined by FirstMerit in each of the years 2000 and 2001. In the event that MCI attains the target NOI for either 2000 or 2001, but not both, then only 5,000 of the Final Third will vest. If MCI does not attain the target NOI in either year 2000 or 2001, then none of the Final Third will vest and the stock options, with respect to the Final Third, will be forfeited. In the event that MCI fails to achieve the NOI in any given year due solely to extraordinary events, then the Chairman and CEO of FirstMerit may, in his sole discretion, vest any or all of the Unvested Options. Further, Mr. Macso forfeits, surrenders, and forever waives all rights to any of the 24,000 Performance Vested Stock Options which he was previously granted on February 18, 1999.

         9. OLDER WORKERS' BENEFIT PROTECTION ACT WAIVER. In connection with the waivers in Paragraph 2 of any and all claims or disputes that Mr. Macso has or may have on the date hereof, Mr. Macso makes the following acknowledgments:

                  (a) By signing this Agreement, Mr. Macso waives all claims against the Employer, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them, for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 ET SEQ.

                  (b) In consideration of the waivers and covenants made by Mr. Macso under this Agreement, Mr. Macso will be receiving the settlement payments in the amounts and manner described in Paragraph 1 of this Agreement.

                  (c) Mr. Macso has consulted with an attorney prior to executing this Agreement and Mr. Macso has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into the Agreement.

         10. NO ADMISSION OF LIABILITY OF EMPLOYER. Mr. Macso and the Employer understand and agree that this Agreement and Release is the compromise of a disputed claim, and that the settlement is not to be construed as an admission of liability on the part of the Employer and the Employer denies liability and intends merely to avoid costs and litigation. It is further understood that Mr. Macso shall not in any legal sense be considered a "prevailing party" in connection with the allegation which could have been raised.

         11. NO OTHER AGREEMENTS. Except for the Employment, Confidentiality, Non-solicitation and Non-competition Agreement, dated August 3, 1999, SERP Agreement, any stock option plans (as amended herein), life insurance benefit plans, medical insurance plans, and the


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         Indemnification Agreement dated April 28, 1995 (collectively the
         "Continued Agreements"), Mr. Macso and the Employer agree that there are no other agreements, promises or undertakings on the part of Mr. Macso or the Employer. This Agreement supercedes all agreements other than the Continued Agreements including, but not limited to, The FirstMerit Termination Agreement dated September 1, 1998, rendering all agreements other than the Continued Agreements null and void. This Agreement shall not be modified except in writing signed by all parties hereto.

         12. REPRESENTATIONS. The parties represent and acknowledge that in executing this Agreement they do not rely, and have not relied, upon any representation or statement made by either party or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Notwithstanding the foregoing, Macso acknowledges that he has received a copy of the April 6, 1999, Hewit correspondence ("Hewit Correspondence", attached as Exhibit C.) However, the parties agree that any pension plans will be govrened by the plan documents only and not by the Hewitt Correspondence.

         13. CONFIDENTIALITY. Mr. Macso covenants and agrees that he will keep the terms and amount of the agreement set forth in this Agreement completely confidential, and that Mr. Macso will not hereafter disclose any information concerning this Agreement to any person other than his attorney or accountant provided, however, that he first obtains reliable assurance that confidential treatment will be accorded by such individuals.

         14. BINDING AGREEMENT. This Agreement shall be binding upon Mr. Macso and his heirs, administrators, executors, successors and assigns, and shall inure to the benefit of the Employer and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them.

         15. CHOICE OF LAW AND JURISDICTION. This Agreement is made and entered into in the state of Ohio, and shall in all respects be interpreted, enforced and governed under the laws of said state notwithstanding its conflict of laws rules. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.

         16. VALIDITY OF AGREEMENT. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

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         17. BREACH AND CURE PERIOD. Should Mr. Macso violate any provision of this Agreement or fail to fulfill any of the covenants contained herein, Employer shall provide Mr. Macso with written notice of such breach. Mr. Macso shall then have fourteen (14) calendar days to provide the Employer with written notice with an explanation that the breach has been cured ("Cure Period"). If the breach is not cured to the Employer's satisfaction, after the expiration of fourteen (14) calendar days, after receipt of written notice by any person listed in
         Section 19 of this Agreement, the Employer may exercise any and all of its rights at law and equity to enforce this Agreement. Further, in the event that either party files a lawsuit to enforce the terms of this Agreement, the successful party shall, in addition to the other remedies, be entitled to all costs of litigation, including reasonable attorneys' fees.

         18. EFFECTIVE DATE. This Agreement shall become effective on January 31, 2000, provided that the Agreement is executed by FirstMerit and Mr. Macso at least seven (7) days prior to January 31, 2000("Effective Date"). Prior to January 31, 2000, Mr. Macso has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Employer. In the event that Mr. Macso does not revoke and/or cancel this Agreement before January 31, 2000, this Agreement shall become effective on that date. In the event that Mr. Macso revokes this Agreement, continued employment and current compensation will not be guaranteed.

         19. NOTICE AND COMMUNICATION. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actual delivery to a party by personal delivery or when deposited in the United States mail, postage prepaid, to the following addressees at the following addresses, unless and until any such party notifies the other of a change of addressee and address:

                  To:      Terry E. Patton, Esq.
                           Executive Vice President, Corporate Secretary and Chief Legal Counsel
                           FirstMerit Corporation
                           III Cascade Plaza
                           Akron, Ohio 44308

                  To:      John R. Macso
                  At:      970 Robinwood Hills Drive
                           Akron, Ohio 44333



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         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE BY MR. MACSO
         OF ALL KNOWN AND UNKNOWN CLAIMS.




August 5, 1999                    /s/ John R. Macso
--------------                    ---------------------------------------
Date                              John R. Macso



                                  FIRSTMERIT CORPORATION


August 5, 1999                    By: /s/ Christopher J. Maurer
--------------                          ---------------------------------------
Date                              Its:     Executive Vice President of Human
                                           Resources


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               WAIVER OF TWENTY-ONE DAYS TO CONSIDER AGREEMENT
                    RELATING TO REASSIGNMENT OF EMPLOYMENT
                            AND RELEASE OF CLAIMS



         On August 3, 1999, I received a Reassignment Agreement and Release (the "Agreement") dated August 3, 1999.

         I understand and acknowledge, and as listed in Section 9 of the Agreement, that I have the legal entitlement for twenty-one (21) days of whether or not I want to sign the Agreement and that I have also been advised to seek the advice of an attorney before signing the Agreement and have obtained the advice of an attorney. Understanding those rights, I have determined to sign the Agreement and have done so effective this 5th day of August, 1999.

         I recognize that only two (2) days have transpired since I received the Agreement, but I have determined, with the assistance of my legal counsel, that since I have made the decision to sign the Agreement, it is not necessary to wait the entire twenty-one (21) day period to which I am entitled, and I hereby freely and knowingly waive that statutory right.

         I understand that the parties to the Agreement are relying upon my representations in this Agreement and I agree that they have a right to so rely. I understand that those parties have agreed to pay me the amount stated in the Agreement on January 31, 2000, instead of a later date which would be after the twenty-one (21) day period, based on my representations contained herein.



Dated: August 5, 1999                   /s/ John R. Macso
                                        ---------------------------------------
                                        John R. Macso



                                        /s/ Christopher J. Maurer
                                       ---------------------------------------
                                        Witness